                                                                    EXHIBIT 99.1

(FLEMING LOGO)
                                                      NEWS RELEASE

                                                        Fleming Companies, Inc.
         FLEMING CONTACT: Rebecca A. Roof               1945 Lakepointe Drive
                          Chief Financial Officer       P.O. Box 299013
                          972-906-8000                  Lewisville, Texas  75029
                                                        telephone 972.906.8000
                                                        facsimile 972.906.2402
                                                        www.fleming.com


                AGREEMENTS REACHED AMONG FLEMING COMPANIES, INC.,
                       STATE OF WISCONSIN AND LABOR UNIONS

             Resolves Claims Related to Employees and Plant Closures

DALLAS, TEXAS - JUNE 18, 2004 - Motions have been filed in the US Bankruptcy Court in Delaware by Fleming Companies, Inc. seeking approval of settlements reached with the Teamsters Union, the United Food and Commercial Workers Local 1444, and the Wisconsin Department of Workforce Development and Fleming Companies, Inc. regarding the treatment of claims filed by certain employees and a wage lien asserted by the State of Wisconsin relating to the closure of Fleming facilities in Wisconsin. Approximately 2,700 employees will receive payments and other compensation as a result of the settlements and the lien claim. If approved, the settlements will become effective when Fleming's Third Amended Plan of Reorganization becomes effective. Currently, a hearing for the confirmation of Fleming's Plan is scheduled for July 26.

         Agreements were reached with representatives of the various bargaining units for the Teamsters Union nationally and for Local 1444 of the UCFW in Wisconsin. Numerous employees in these units had filed individual claims. "We are pleased to have reached settlement with Fleming on behalf of these employees," said Fred Perillo, the attorney representing the Teamsters. "We believe that the amounts are fair and will be distributed to the employees much more quickly than if we had proceeded to litigation. We appreciate the willingness of the State of Wisconsin to join with us in these negotiations and contribute to achieving a great result for these former Fleming employees." The Wisconsin DWD had alleged that Fleming failed to give employees proper notice of facility closures and filed a wage lien against Fleming's properties in Wisconsin and a claim in Fleming's bankruptcy. Fleming disputed the amount and value of the lien and claims. These disputes were resolved as part of Fleming's settlement with the Wisconsin DWD.

         Archie Dykes, Chief Executive Officer of Fleming, said "We have always valued the contributions made by our former employees. We are pleased to have resolved our disagreement with the State of Wisconsin consensually and to have reached settlements with the Teamsters and UCFW Local 1444. We will continue to attempt to reach fair settlements with other union bargaining units and employees."

         Employees affected by these settlements will receive individual notifications from Fleming.

ABOUT FLEMING

         Fleming and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003. The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. Fleming's court filings are available via the court's website, at www.deb.uscourts.gov.

FORWARD-LOOKING STATEMENT

         This document contains forward-looking statements regarding future events, including statements regarding value maximization, the expected timing for court hearings, and the implementation of agreements reached. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the failure of the Bankruptcy Court to approve Fleming's Disclosure Statement and Solicitation Procedures, the ability of the Company to confirm and consummate a Plan of Reorganization on the terms and assumptions expected; the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility; court approval of the company's motions; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain or maintain trade credit, and shipments and terms with vendors and service providers for current orders; the company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the company to attract and retain customers; and changes in general economic conditions. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

                                       ###